Exhibit 10.4

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of [●], 2026, by and among the Company shareholders mutually agreed by Parent and the Company and listed on Schedule A attached hereto (the “Company Shareholders” and, together with the Company, the “Company Voting Parties”), Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (“Parent”), and the Parent Shareholders listed on Schedule B attached hereto (the “RET Founders” and, together with Parent, the “Parent Voting Parties”). The Company Shareholders and RET Founders are collectively the “Voting Shareholders,” and the Company Voting Parties and Parent Voting Parties are collectively the “Voting Parties.” Capitalized terms used and not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS:

WHEREAS, on November 12, 2026, Tensor Networks, Inc., a Wyoming corporation (the “Company”), Parent and Rain Merger Sub, Inc., a Wyoming corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, on the date hereof, Merger Sub merged with and into the Company, after which the Company became the surviving corporation (“Surviving Corporation”) and a wholly owned subsidiary of Parent;

WHEREAS, each Voting Shareholder currently owns shares of Parent’s capital stock and wishes to provide for orderly elections of Parent’s board of directors (the “Parent Board”) during the two years following the Closing in accordance with the reciprocal commitments set forth herein; and

WHEREAS, the execution and delivery of this Agreement and its continued effectiveness immediately following the Effective Time are conditions to the consummation of the transactions contemplated by the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote. From the Closing until termination of this Agreement, each Voting Shareholder shall vote or cause to be voted all outstanding shares of Parent Capital Stock owned of record or beneficially (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by it and over which it has voting authority or a voting proxy from time to time (the “Voting Shares”) in accordance with this Agreement, whether at a regular or special meeting, any adjournment or postponement thereof, or by written consent. Voting Shares also include shares received: (i) in the Merger, (ii) upon the Class B Conversion, (iii) shares of Parent Capital Stock subsequently acquired upon exercise or settlement of equity rights and (iv) shares of Parent Capital Stock purchased by the Voting Shareholder on the open market or in a public offering, in the case of clauses (iii) and (iv) following the Closing Date. Each Voting Shareholder shall appear at and cause its Voting Shares to be counted as present for quorum purposes at meetings concerning the matters covered hereby and shall exercise its voting authority over indirectly held shares to cause the applicable record holder to comply.

2. Election of Parent’s Board.

2.1 Voting. From the Closing until termination of this Agreement, the agreed Parent Board shall consist of seven (7) directors. Each Company Shareholder shall vote all its Voting Shares entitled to vote on the matter in favor of election of the RAIN Designees, and each RET Founder shall vote all its Voting Shares entitled to vote on the matter in favor of election of the Tensor Designees, including, in each case, duly designated replacements. The agreed composition is:

(a) two (2) directors designated by the RET Founders following the Closing, including Harry You as non-executive chairman (the “RAIN Designees”);

(b) four (4) directors designated by the Company prior to Closing, and the Company Shareholders following the Closing, (the “Tensor Designees”); and

(c) one (1) director mutually agreed by the RET Founders and the Company prior to Closing (and the RET Founders and the Company Shareholders following the Closing) (the “Mutual Designee”).

2.2 Initial Designees; Qualifications. The initial RAIN Designees, Tensor Designees and Mutual Designee have been identified or designated in accordance with the Merger Agreement. Each director other than Eric Frazier shall have experience as an officer or director of a public company or otherwise be mutually agreed by Parent and the Company Shareholders. At least four (4) directors shall qualify as independent under Nasdaq listing rules, and such independent directors shall be designated as follows: (a) one (1) RAIN Designee; (b) one (1) Mutual Designee; and (c) two (2) Tensor Designees.

2.3 Obligations; Removal of Directors; Vacancies. During the two-year period following Closing, no Voting Party shall take any action that would defeat the agreed Board composition or the designation, vacancy and replacement rights set forth herein. Replacement RAIN Designees shall be selected by the RET Founders and replacement Tensor Designees shall be selected by the Company Shareholders. Each designation group may request removal of its designee and designate a replacement upon that designee’s death, resignation, disqualification or removal. Each Voting Shareholder shall, to the extent the matter is properly submitted to shareholders, vote its Voting Shares to give effect to those rights and shall not vote to remove the other group’s designee without that group’s written request or consent, except as required by applicable Law. Parent shall take all actions within its authority, subject to applicable Law, its articles of organization, as amended from time to time (the “Articles”), its bylaws and fiduciary duties, to implement those rights through the appropriate corporate action. Selection of a replacement Mutual Designee shall be pursuant to one or more written notices to Parent approving the same individual and signed separately by the RET Founders and Company Shareholders. For purposes of this Agreement unless specified otherwise, any determination, decision or action of the Company Shareholders together will be pursuant to a written notice to Parent signed by Company Shareholders holding more than fifty percent (50%) of the Voting Shares then held by all Company Shareholders, and any determination, decision or action of the RET Founders together will be pursuant to a written notice to Parent signed by RET Founders holding more than fifty percent (50%) of the Voting Shares then held by all RET Founders.

3. Board of the Surviving Corporation; Subsidiaries of Parent. Nothing in this Agreement grants the Voting Shareholders direct voting rights in the Surviving Corporation or other Subsidiaries of Parent merely by holding Parent shares.

4. Preservation of Board Composition. During the two-year period following Closing, subject to applicable Law, fiduciary duties and applicable stock-exchange rules, the Voting Parties shall exercise their respective authority so that committee, quorum, removal and Board-size provisions do not defeat the composition and reciprocal rights specified in Section 2.

5. Covenants. Parent and each Voting Shareholder shall take actions within its authority reasonably necessary to give effect to the rights herein, including causing the agreed designees to be nominated for election to the Parent Board and included in Parent’s election materials. No Voting Party shall voluntarily avoid or impair performance of this Agreement. No Voting Shareholder shall grant a proxy or enter into a voting arrangement inconsistent with its obligations hereunder. Nothing herein requires a director or officer to breach applicable Law or fiduciary duties; that qualification does not excuse the express voting obligations of a Voting Shareholder in its shareholder capacity.

6. Grant of Proxy. The parties agree that this Agreement does not constitute the granting of a proxy to any party or any other person; provided, however, that should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

7. Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto, that this Agreement shall be specifically enforceable, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order, this being in addition to any other remedy to which it is entitled at Law or in equity, and that each party waives the posting of any bond or security in connection with any proceeding related thereto. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.

8. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof shall not preclude the simultaneous or later exercise of any other such right, power or remedy.

9. Manner of Voting. Voting may be effected at a duly called meeting in person or by a properly authorized proxy, or by written consent only to the extent permitted by the Articles and applicable Law at the time.

10. Termination. This Agreement shall terminate automatically and with no further action by any party hereto upon the date that is two (2) years from the Closing Date. Nothing in this Section 10 shall relieve any party of liability for a breach occurring before termination or preclude enforcement of accrued rights. Sections 7, 8 and 15 shall survive termination solely to the extent necessary to enforce such liability and accrued rights.

11. Amendments and Waivers. This Agreement may be amended, or compliance waived, only by a written instrument signed by Parent, the Company Shareholders and the RET Founders; provided that no amendment or waiver may disproportionately increase a Voting Shareholder’s obligations without its written consent. In addition to the foregoing approvals, any amendment to this Agreement (including this Section 11) that may have an adverse effect on any RET Founders shall require the written consent of Harry You.

12. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement.

13. Notices. Notices shall be in writing and delivered by the methods and deemed received at the times specified in Section 10.5 of the Merger Agreement, incorporated herein mutatis mutandis. Notices to Parent shall be sent to its address and copy recipients specified therein, as updated by notice hereunder. Notices to a Voting Shareholder shall be sent to its address and email in Schedule A or B, as applicable. Each party may update its notice details by written notice to the other parties.

14. Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

15. Governing Law. This Agreement and the legal relations arising hereunder shall be governed by Delaware law, without regard to conflicts principles; provided that matters involving Parent’s internal affairs, including director election and removal, Board composition and fiduciary duties, shall be governed by the Massachusetts Business Corporation Act and other applicable Massachusetts law; provided that if Parent redomiciles, such matters will be governed by the laws of the redomiciled jurisdiction. The parties submit to the exclusive jurisdiction of the Supreme Court of the State of New York, commercial division, located in Manhattan or, if it lacks jurisdiction, a federal court located in New York or another New York state court, except proceedings elsewhere to enforce a judgment of such court.

16. Counterparts; Electronic Execution or Delivery. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may be executed electronically; any executed counterpart of this Agreement may be delivered by electronic mail; and any such electronically executed or delivered copy of a counterpart signature page shall have the same force and effect as an originally executed copy hereof.

17. Successors and Assigns. This Agreement binds and benefits the parties and their permitted successors and assigns. No party may assign its rights or obligations without the written consent of Parent and the authorized representatives of both shareholder groups identified on Schedule C.

18. Entire Agreement. This Agreement and its schedules constitute the entire agreement among the parties concerning the post-Closing voting and governance commitments set forth herein. Nothing herein supersedes the Merger Agreement, any Support Agreement, Lock-Up Agreement or Registration Rights Agreement, each of which remains governed by its terms.

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In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC.

By:
Name:	Randall Seidl
Title:	Chief Executive Officer

COMPANY SHAREHOLDERS:

[Company Shareholder]
By / Signature:
Name:	[●]
Title (if applicable):	[●]

RET FOUNDER:

[Ret Founder]
Signature:

Name:	[●]
Title (if applicable):	[●]

Schedule A
Company Shareholders

[*****]

Schedule B
RET Founders

[*****]

Schedule C
Board Designees and Designation Procedures

[*****]

Authorized Shareholder Group Representatives

[*****]